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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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                                  May 13, 1998


Dear First Union Investor:

         As the May 19, 1998 Special Meeting of First Union shareholders rapidly approaches, the financial implications and important issues in the proxy contest have come into clearer focus. A Special Committee of Independent Trustees has been exploring ways to maximize shareholder value (something both parties in this proxy contest want) as well as exploring ways to settle the proxy fight fairly. We need your help and urge you to consider carefully the following issues as you decide how to vote.

                          MAXIMIZING SHAREHOLDER VALUE

         The Special Committee has been working with Credit Suisse First Boston to explore whether an outright sale, joint venture or other arrangements with some or all of the Trust's assets would bring maximum value to shareholders NOW. We have not found a compelling transaction to date. A major factor in the "deal making" process going forward is the current tax proposal, which is expected to pass, that would deprive the Trust of its "stapled stock" tax benefits for properties acquired in the future.

         So, the very reason we believe Gotham became interested in the Trust (the stapled stock structure) is no longer viable, and it's now time to choose the best plan for the Trust for the future. We believe Gotham has no such plan. An independent shareholder association, Institutional Shareholder Services (ISS) agrees. The ISS report on this proxy contest cites Gotham's lack of a "chartered course" for the Trust and concludes, "Considering the incongruity of its action plan for the Company, ISS does not believe shareholder interests would best be served by ceding complete control of First Union to Gotham. "

         Your board and management DO have a plan. We have taken a tired, under performing portfolio of retail malls, turned it around and acquired over $450 million in new properties. We have initiated a parking strategy that has significant opportunity both in generating funds from operation (FFO) and in being more highly valued in the trading market than a portfolio limited to retail and apartments. The ISS report agrees. It states, "Management believes it has made substantive and sustained inroads in turning the Company around from its muddled state of affairs in 1993. Indeed it has." The report includes the following table showing returns to shareholders through December 31, 1997. Obviously, the drop in trading price after the announcement of the proposed tax bill is not reflected.

                               PERFORMANCE SUMMARY

                                                     1-YEAR    3-YEAR    5-YEAR
                                                     ------    ------    ------

TOTAL SHAREHOLDER RETURNS, COMPANY                   35.5 %    41.6 %    18.4 %

TOTAL SHAREHOLDER RETURNS, INDEX                     33.1 %    29.5 %    19.2 %

TOTAL SHAREHOLDER RETURNS, PEER GROUP                20.8 %    23.6 %    18.3 %

TOTAL SHAREHOLDER RETURNS,
OTHER PAIRED-SHARE REITS:

    -  MEDITRUST CORP                                18.2 %    22.5 %    16.2 %

    -  PATRIOT AMERICAN HOSPITALITY, INC             37.0 %    60.7 %    42.1 %

    -  STARWOOD HOTELS & RESORTS TRUST               37.0 %    60.7 %    42.1 %

SOURCE:  BLOOMBERG BUSINESS NEWS
AS OF DEC. 31, 1997

                               LEADING YOUR TRUST

         The ISS report recommends voting against Gotham's board-packing scheme -- adding six seats and filling them SOLELY with Gotham agents. Instead, the report acknowledges that Gotham brings "expertise in the transactional end of the business" and recommends that Gotham have "a minority position . . . in line with its level of shareholdings."

         We believe that inclusion of minority shareholders should not be limited to just one voice - - that of Gotham's. We have proposed a consensus slate that would include one representative from each of our four largest shareholders. The Board would also have four current Trustees and one entirely independent real estate expert unrelated to either the new or current Trustees.

         So far Gotham has rejected this approach. We can only surmise that they simply want total control of your Trust, regardless of the cost (and there are significant "change in control" costs that would surely follow such an event). Based on their own proxy materials, we also believe they want control so they can pay themselves approximately $3,000,000 for the legal and other expenses they have run-up in their fight. You can stop all of this and encourage a settlement by refusing to give Gotham your proxy.



                                FACING THE FACTS

         We believe that Gotham has been working closely with several other large investors to take control of the Trust without publicly disclosing their intentions as required by both federal and state securities laws. We believe evidence of their wrongdoings has been building, and we have recently filed our current evidence with the federal court and are seeking an injunction.

         We believe these are serious charges and should be considered by you in deciding whether to turn over complete control of your Trust to Gotham. As the ISS report states, "The allegation is grave, but it is an even graver issue if a collaborative undertaking has truly occurred." However, we do believe a settlement that includes several of our large shareholders on the board would be a far better resolution for shareholders than just turning the whole company over to Gotham.

                               VOTE THE GREEN CARD

         A vote for the First Union proxy will enable the Special Committee to continue to work toward a consensus slate and to lead your Trust in a focused, responsible way in the future. We urge all First Union shareholders to VOTE THE
GREEN CARD.

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
                                            Very truly yours,


                                            /s/ Russell R. Gifford
                                            Russell R. Gifford
                                            Chairman, Special Committee of Trustees

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                              ***** IMPORTANT *****

Your vote is important. No matter how many Shares you own, Please give your proxy FOR approving the Board's proposal calling for fixing the number of Trustees to twelve with one vacancy to be added to each existing class of Trustees (Item 1), FOR electing your Board's nominees for Class II Trustees (Item 2), AGAINST adopting the Gotham proposal (Item 3) and WITHHOLD on the Gotham Nominees (ITEM 4), by taking the following steps:


         1.   SIGNING the enclosed GREEN proxy card;
         2.   DATING the enclosed GREEN proxy card; and
         3. MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominees or other institution, only that firm can vote your Shares AND only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GREEN proxy card representing your Shares.

If you have any questions as to how to vote your shares, please call our proxy solicitor:

                     Corporate Investor Communications, Inc.
                               111 Commerce Drive
                               Carlstadt, NJ 07072
         Banks, Brokers, and Institutions Call Toll-free (800) 346-7885
                    Individuals Call Toll-free (888) 217-3011

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